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                                                                    EXHIBIT 99.1


[Reliant Resources, Inc. Logo]


FOR MORE INFORMATION:                      PAT HAMMOND - MEDIA    (713) 497-7723
                                           DAN HANNON - INVESTORS (713) 497-6149

FOR IMMEDIATE RELEASE:                     JANUARY 30, 2003


              SKYROCKETING NATURAL GAS PRICES CAUSE RELIANT ENERGY
                       TO SEEK ELECTRICITY PRICE INCREASE


HOUSTON - Citing a 23 percent increase in natural gas prices since November, Reliant Energy Retail Services announced that on Friday it plans to ask the Public Utility Commission of Texas to approve an 8.2 percent increase in electricity prices for its Houston-area customers. The proposed change would add $7.66 per month to a typical residential customer's bill.*

Despite the runup in fuel prices, Reliant Energy customers are continuing to benefit from a competitive marketplace, including more choices and savings on their electric bills. By introducing customer choice and ensuring that retail prices remain above wholesale costs, the Texas Electric Choice Act preserves the benefits of a competitive market and reliable service.

Reliant Energy Retail Services, a subsidiary of Reliant Resources (NYSE:RRI), provides electric service to residential and small business customers throughout Texas, marketing those services under the Reliant Energy brand name. Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. It has approximately 21,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides a complete suite of energy products and services to more than 1.6 million electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. For more information, visit our web site at www.reliantresources.com.

*Annualized rate for a typical residential customer using 1,000 kwh per month.

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This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not strictly relate to historical or current facts. We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. Our actual results may differ from those expressed or implied by our forward-looking statements as a result of legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, our access to capital and the results of our financing and refinancing efforts, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the SEC. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.